Exhibit 5.1

February 20, 2020	DLA Piper LLP (US) 2525 East Camelback Road Suite 1000 Phoenix, Arizona 85016-4232 www.dlapiper.com

Universal Technical Institute, Inc.

16220 North Scottsdale Road, Suite 500

Scottsdale, Arizona 85254

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Universal Technical Institute, Inc., a Delaware corporation (the “Company”), of up to an aggregate of 7,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (File 333-236146) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated February 7, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 20, 2020, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together the “Prospectus Supplement”). The Shares include shares of Common Stock that are subject to an option to purchase additional shares granted to the underwriters in the offering.

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Base Prospectus and Prospectus Supplement, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to that certain Underwriting Agreement by and between the Company and B. Riley FBR, Inc., as representative of the several underwriters named in Schedule C thereto, dated February 20, 2020, in accordance with the Registration Statement and the related Base Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)